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[LOGO OF DECHERT LLP]

                                                                    Exhibit (i)

BOSTON

BRUSSELS

FRANKFURT

HARRISBURG

HARTFORD

LONDON

LUXEMBOURG

NEW YORK

NEWPORT BEACH

PALO ALTO

PARIS

PHILADELPHIA

PRINCETON

SAN FRANCISCO

WASHINGTON

October 17, 2003

Forward Funds, Inc.
433 California Street, 11/th/ Floor
San Francisco, California 94104

    Re:      Forward Funds, Inc.
             -------------------

Ladies and Gentlemen:

This opinion is given in connection with the filing by the Forward Funds, Inc, a Maryland corporation ("Corporation"), of Post-Effective Amendment No. 23 to the Corporation's Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933 ("1933 Act") and Amendment No. 25 to the Registration Statement under the Investment Company Act of 1940 ("1940 Act") relating to the issuance of authorized shares, at a par value of $0.001 per share, of the following two series: Forward Global Emerging Markets Fund and Forward International Small Companies Fund.

We have examined the following Corporation documents: the Corporation's Articles of Incorporation; the Corporation's By-Laws; pertinent provisions of the laws of the State of Maryland; and such other Corporation records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

Based on such examination, we are of the opinion that:

1. The Corporation is a Maryland corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland; and

2. The Shares to be offered for sale by the Corporation when issued in the manner contemplated by the Registration Statement, will be legally issued, fully-paid and non-assessable.

This letter expresses our opinion as to the Maryland General Corporation Law governing matters such as the due organization of the Corporation and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Maryland or to federal securities or other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Dechert LLP in the Registration Statement.

Very truly yours,

/s/ Dechert LLP
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    Dechert LLP